EXHIBIT 10(a)

Amendment of
Campbell Soup Company
Severance Pay Plan for Salaried Employees

WHEREAS, Campbell Soup Company (“Company”) previously established the Campbell Soup Company Severance Pay Plan for Salaried Employees (the “Plan”) primarily to assist former U.S. Salaried Employees while seeking other employment;

WHEREAS, pursuant to the delegation of the Board of Directors, the Chief Human Resources Officer of the Company reserves the right to amend, modify, suspend, or terminate the Plan in any respect, at any time, and without notice; and

WHEREAS, the Chief Human Resources Officer desires to amend the Plan to reflect the new total compensation structure approved for fiscal 2016.

NOW, THEREFORE, the Plan is amended as set forth herein:

1.	Effective December 1, 2015, Article V, Section 5.1(b) of the Plan is amended to read, in its entirety, as follows:

(b)     Exempt Salaried Employee. Effective December 1, 2015, severance payments for an eligible exempt Salaried Employee shall be determined on the basis of the Salaried Employee’s grade level on the date of employment termination as set forth below; provided, however, that no exempt Salaried Employee shall receive more than the maximum total amount of severance pay applicable to his or her grade level regardless of the number of his or her Years of Service.

Grade Level	Severance Formula	Maximum Total
10-28	4 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	52 weeks
30-34	8 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	52 weeks
C-D	16 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	52 weeks
B	52 weeks of pay, plus one week for each Year of Service through 15 Years of Service and two weeks for each Year of Service in excess of 15 Years of Service	78 weeks
A	104 weeks	104 weeks

2.	Article V, Section 5.1 shall be amended by the addition of the following subsection 5.1(c) at the end thereof:

(c)     Notwithstanding the foregoing and any provision of the Plan to the contrary, if the severance payments as set forth above are less than severance payments an individual would have received prior to these effective December 1, 2015 changes, the prior severance payments formula based on the prior compensation structure shall apply.

3.	Effective January 1, 2016, the last paragraph of Article VII, Section 7.02(b) shall be amended in its entirety to read as follows:

Subject to applicable state wage laws, any accrued but unused paid time off at the time of termination shall be paid as a lump sum payment following a Salaried Employee’s Termination Date.

IN WITNESS WHEREOF, this instrument has been executed on December 17, 2015.

Chief Human Resources Officer

By: /s/ Robert W. Morrissey
Bob Morrissey